Exhibit 23.11
Independent Auditors’ Consent
The Partners
Hines 70 West Madison LP:
We consent to the use of our report dated March 23, 2005, with respect to the historical summaries of gross income and direct operating expenses of the property located at 70 West Madison, Chicago, Illinois for the years ended December 31, 2004, 2003, and 2002 incorporated by reference into Post-effective Amendment No. 5 to the Registration Statement on Form S-11 (No. 333-108780) of Hines Real Estate Investment Trust, Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
Chicago, Illinois
September 13, 2005